Exhibit 99.1

Tallgrass Energy Announces Offering of $400 Million of Senior Notes

LEAWOOD, Kan.—(BUSINESS WIRE)—September 24, 2018—Tallgrass Energy, LP (NYSE: TGE) announced today that, subject to market conditions, its subsidiaries Tallgrass Energy Partners, LP (“TEP”) and Tallgrass Energy Finance Corp. intend to offer $400 million aggregate principal amount of senior unsecured notes due 2023 in a private placement to eligible purchasers (“the Notes Offering”).

TEP intends to use the net proceeds of the Notes Offering to repay outstanding borrowings under its existing senior secured revolving credit facility.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. TEP plans to offer and sell the securities only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Tallgrass Energy

Tallgrass Energy, LP (NYSE: TGE) is a growth-oriented midstream energy infrastructure company operating across 11 states with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

Contacts

Tallgrass Energy

Investor and Financial Inquiries

Nate Lien, (913) 928-6012

investor.relations@tallgrassenergylp.com

Media and Trade Inquiries

Phyllis Hammond, (303) 763-3568

media.relations@tallgrassenergylp.com